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                                                            Exhibit 99.(a)(1)(L)

                             REVISED ELECTION FORM

Chordiant Software, Inc.
20400 Stevens Creek Blvd.
Suite 400
Cupertino, CA 95014
Attn: Tony Boccanfuso

     I have received Chordiant Software, Inc.'s Offer to Exchange (the "Offer"), Summary of Terms and related email transmittal letter, each dated May 4, 2001, as well as the Supplement to the Offer to Exchange and related email transmittal letter dated May 29, 2000, all of which were sent to the employees, consultants and non-employee directors of Chordiant Software, Inc. (the "Company") and its wholly-owned subsidiaries who hold options to purchase common stock of the Company granted under the Chordiant 1999 Equity Incentive Plan, the Chordiant 1999 Non-Employee Directors' Stock Option Plan, the Chordiant 2000 Nonstatutory Equity Incentive Plan, the White Spider Software 2000 Stock Incentive Plan and the Prime Response 1998 Stock Option/Stock Issuance Plan (together the "Plans").

     Pursuant to the terms of the Offer, I elect to have one or more Eligible Options (as such term is defined in the Offer) held by me, as specified below, cancelled in exchange for a right to receive New Options (as that term is defined in the Offer). I hereby agree that, unless I revoke my election on or before 12:00 p.m., Pacific Daylight Time, on June 6, 2001 (or a later expiration date if the Company extends the Offer), my election will be irrevocable and, if accepted by the Company, such surrendered Eligible Options will be cancelled in their entirety at 12 p.m., Pacific Daylight Time, on June 6, 2001 (or a later expiration date if the Company extends the Offer). I understand that, subject to my continuous service through the grant date of the New Option, I will have the right to receive a New Option, to be granted on December 10, 2001, and as described in the Offer.

[_] I HEREBY ELECT TO CANCEL, upon the terms and conditions stated in the Offer, the following Eligible Option(s):

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   Option      Option       Number of Shares to be               Option         Option         Number of Shares to be
Number        Grant Date          Exchanged                      Number       Grant Date            Exchanged
-----------------------------------------------------------      ----------------------------------------------------------------
-----------------------------------------------------------      ----------------------------------------------------------------

-----------------------------------------------------------      ----------------------------------------------------------------

-----------------------------------------------------------      ----------------------------------------------------------------

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

     I understand that any Eligible Options granted to me on or after December 6, 2000 will automatically be surrendered for cancellation under the Offer, even if such options are not listed above. I agree to deliver to the Company the original stock option grant form(s) for such options. I acknowledge that I will have no right to exercise all or any part of the cancelled Eligible Option(s) after the date of this election (unless I revoke this election) and that such options will be cancelled as of June 6, 2001 (or a later expiration date if the Company extends the Offer).

     I further acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment or services with the Company (except on an at will basis). I agree that the Company has made no representations or warranties to me regarding this Offer or the future pricing of the Company's common stock and that my participation in this Offer is at my own discretion.

     WAIVER OF LIABILITY: I agree to release the Company, its employees, officers, directors and agents from all claims and liabilities for any costs, taxes, losses or damages that I may incur resulting from my election to participate in this offer. I understand that the release I am making only applies to claims related to events or occurrences existing on or before my execution of this form, and I further understand that this release expressly excludes all claims based upon allegations of fraud, gross negligence, intentional wrongful acts, willful violations of the law and violations of federal or state securities laws by the Company. I acknowledge that according to California Civil Code Section 1542, "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if know by him must have materially affected his settlement with the debtor," and I hereby expressly waive and relinquish all rights and benefits under California Civil Code Section 1542 and any law of similar effect, with respect to the release of any unknown or unsuspected claims, of any jurisdiction, as such rights and benefits might otherwise apply to claims within the scope this release. I understand that the term "costs," as used in this waiver, includes any costs arising out of, or relating to, participation in the tender offer, including such costs as attorney's fees and other expenses incurred in litigating claims related to participation in the tender offer and that the term "damages," as used in this waiver, includes any damages related to claims or causes of action arising out of, or relating to, participation in the tender offer, including personal economic losses or other liabilities related to, or resulting from, my decision to participate in the offer, as such terms relate to claims otherwise within the scope of this release.
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[_]  I DO NOT accept the offer to exchange options

__________________________________           Date:______________________________
     Optionee Signature

Name:_____________________________           Identification Number:_____________
         (Please print)

Chordiant Software, Inc. hereby agrees and accepts this Election Form, and such acceptance shall be binding on the Company's successors, assigns and legal representatives:

Chordiant Software, Inc.

__________________________________           Date:
Steve G. Vogel
Senior Vice President of Finance,
Chief Financial Officer and Chief
Accounting Officer